Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-147069, 333-158389, 333-165099, 333-169553, 333-172625, and 333-180031 on Form S-8 and in Registration Statement No. 333-162308 on Form S-3 of our reports dated March 14, 2012, relating to the consolidated financial statements of Deltek, Inc. and its subsidiaries and the effectiveness of Deltek, Inc. and its subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Deltek, Inc. for the year ended December 31, 2011.

/s/    DELOITTE & TOUCHE LLP

McLean, Virginia

March 14, 2012